EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated March 3, 2021 relating to the balance sheets of Alfadan, Inc. as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

March 21, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com